PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters President & CEO Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Announces
First Quarter 2010 Financial Results

Scottsdale, Arizona (May 17, 2010) – Healthcare Trust of America, Inc. (“HTA” or the “Company”), a self-managed, non-traded, real estate investment trust, announced results for the first quarter ended March 31, 2010.

“With recent acquisitions of approximately $563 million since transitioning to self management in September 2009, our distribution coverage has continued to increase, reaching an 89% run rate based on acquisitions closed during the first quarter of 2010,” stated Scott D. Peters, Chief Executive Officer of HTA. “We continue to maintain ample liquidity and low leverage on our balance sheet. Our first quarter results reflect strong asset performance through high quality acquisitions that continue to provide and increase shareholder value.”

“In the first quarter, we continued our active acquisition pace and improved upon our already strong performance metrics. Our first quarter acquisitions were characterized by average remaining lease terms in excess of 10 years and occupancy of over 98.5%,” stated Mark D. Engstrom, Executive Vice President – Acquisitions of HTA. “We continue to identify and acquire stabilized properties on the campuses of leading integrated healthcare systems. In Q1, we established relationships with Deaconess Health System (IN), Ascension Health, National Institutes of Health, Johns Hopkins University Medical Center, and Texas Children’s Hospital.”

Highlights include:

Revenues: Total revenues for the three months ended March 31, 2010 were $45.8 million compared to $29.8 million for the three months ended March 31, 2009, which represents an increase of 54%. First quarter revenues increased 22% over 2009 fourth quarter revenues of $37.4 million.

Distributions: The Company paid distributions of $25.4 million in the first quarter of 2010.

Modified Funds from Operations: The Company’s modified funds from operations (“MFFO”) attributable to controlling interest were $20.1 million for the 2010 first quarter, representing 79% of distributions paid during the quarter. MFFO coverage for the first quarter was up 9% from 2009 fourth quarter coverage. See the reconciliation of MFFO attributable to controlling interest to net loss below.

Net Operating Income: In the first quarter of 2010, net operating income (“NOI”) increased to $30.7 million from $25.3 million in the fourth quarter of 2009, representing a 21% increase, and a 70% increase over first quarter 2009 NOI of $18.1 million. See the reconciliation of NOI to net loss below.

Investments: The Company completed eight acquisitions in the first quarter of 2010 and also exercised its option to purchase the remaining minority interest in the ownership of an existing asset. These acquisitions involved 14 medical office buildings totaling approximately 672,000 square feet of gross leasable area (“GLA”).  The total purchase price of these acquisitions was approximately $146 million. Assuming these acquisitions had occurred on January 1, 2010, the Company’s MFFO attributable to controlling interest for the first quarter of 2010 would have been over $22 million and would have represented coverage of approximately 89% of distributions paid during that period.

As of March 31, 2010, since inception the Company has made 61 acquisitions which include 49 medical office properties, seven healthcare related facilities, three commercial office properties, and two other real estate-related assets. These acquisitions comprise 193 buildings with approximately 8,073,000 square feet of GLA for an aggregate purchase price of approximately $1.6 billion located in 21 states. Portfolio occupancy increased from 90.6% to 91.3% from December 31, 2009 to March 31, 2010. The Company was able to close its first quarter 2010 acquisitions primarily with cash while maintaining a low debt ratio as noted below.

Since March 31, 2010, the Company has completed the acquisition of a 191,612 square foot medical office building located in Pittsburgh, Pennsylvania for a purchase price of $38.6 million. In addition, the Company has entered into purchase and sale agreements and letters of intent to acquire approximately $48 million of properties, which include medical office building portfolios in Hilton Head, SC, Charleston, SC, and Lewisville, TX and medical office buildings in Stockbridge, GA, Pearland, TX and San Luis Obispo, CA. The pending acquisitions are expected to close in the second quarter of 2010, subject to certain closing conditions.

Balance Sheet and Liquidity: During the first quarter of 2010, the Company continued to maintain a strong balance sheet with total assets of $1.73 billion, including cash on hand of approximately $128 million as of March 31, 2010. With debt of $533 million as of March 31, 2010, the Company’s leverage as a percentage of its total assets is 31%. In spite of the economic conditions impacting the debt market, the Company was able to secure long-term financing with certain life insurance companies of approximately $13 million with an average loan term of 7.0 years and an average interest rate of 6.0%. The Company anticipates securing additional financing with life insurance companies and other lenders in connection with certain planned future acquisitions as terms continue to remain favorable.

Funds from Operations and Modified Funds from Operations

Funds from operations (“FFO”) is a non-GAAP measure that the Company defines consistent with the standards established by NAREIT. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

MFFO is a non-GAAP financial measure that the Company defines as FFO less acquisition expenses and one-time transition charges.

The following is the reconciliation of FFO and MFFO attributable to controlling interest to net loss for the three months ended March 31, 2010 and March 31, 2009:

	Three months ended	Three months ended March 31, 2009
	March 31, 2010

Net loss	$(482,000)	$(6,800,000)
Add:
Depreciation and amortization —	17,311,000	13,299,000
consolidated properties
Less:
Net (income) loss attributable to	(64,000)	(70,000)
noncontrolling interest of limited partners
Depreciation and amortization related to	(51,000)	(51,000)
noncontrolling interests

FFO attributable to controlling interest	16,714,000	6,378,000

FFO per share – basic and diluted	0.12	0.08

Acquisition expenses(1)	3,224,000	1,500,000
One-time transition charges(2)	195,000	575,000

MFFO attributable to controlling interest(3)	$20,133,000	$8,453,000

MFFO per share – basic and diluted	$0.14	$0.10

Weighted average common shares outstanding	145,335,661	84,672,174
– basic and diluted

(1)	Prior to 2009, acquisition expenses were capitalized and have historically been added back to FFO over time through depreciation; however, beginning in 2009, acquisition expenses related to business combinations are expensed. These acquisition expenses have been and will continue to be funded from the proceeds of the Company’s offering and not from operations.

(2)	One-time charges relate to the cost of the Company’s transition to self-management. These items include, but are not limited to, additional professional expenses, system conversion costs, non-recurring employment costs, and transitional property management costs.

(3)	If first quarter acquisitions had occurred on January 1, 2010, net income would have been approximately $1.7 million, depreciation and amortization expense would have been approximately $17.5 million, FFO would have been approximately $19.1 million, and MFFO would have been approximately $22.5 million.

Net Operating Income

NOI is a non-GAAP financial measure that the Company defines as net income (loss), computed in accordance with GAAP, generated from properties before interest expense, general and administrative expenses, depreciation, amortization and interest and dividend income. The following is the reconciliation of NOI to net loss for the three months ended March 31, 2010 and March 31, 2009:

	Three Months Ended March 31,
	2010	2009
Net loss	$(482,000)	$(6,800,000)
Add:
General and administrative	3,188,000	2,306,000
Acquisition expenses (1)	3,224,000	1,499,000
Asset management fees	—	1,269,000
Depreciation and amortization	17,311,000	13,299,000
Interest expense	9,142,000	7,500,000
Gain (loss) on derivative financial instruments	(1,702,000)	(930,000)
Noncontrolling interest of limited partners	64,000	70,000
Less:
Interest and dividend income	(16,000)	(128,000)

Net operating income	$30,729,000	$18,085,000

(1)	Prior to 2009, acquisition expenses were capitalized and have historically been added back to NOI over time through depreciation; however, beginning in 2009, acquisition expenses related to business combinations are expensed. These acquisition expenses have been and will continue to be funded from the proceeds of the Company’s offering and not from operations.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $184.5 million in medical office and healthcare-related assets. These assets include a total of nine acquisitions representing approximately 864,000 square feet. Since its formation in 2006, HTA has made 62 geographically diverse acquisitions valued at approximately $1.6 billion based on purchase price, which includes 194 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.3 million square feet, and includes 175 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.

This is neither an offer to sell nor an offer to buy any securities. Offerings are made only by means of a prospectus.

Healthcare Trust of America, Inc.

Summary Balance Sheets
(Unaudited)

As of March 31, 2010 and December 31, 2009

                                                                        March 31,            December 31,

                                                                          2010                   2009

                                                   ASSETS

Total assets                                         $1,728,997,000                     $1,673,535,000
                              =====================================   ================================

                                          LIABILITIES AND     EQUITY

Total liabilities                                                 588,604,000              598,669,000

Redeemable noncontrolling interest of limited partners                196,000                3,549,000

Total equity                                                    1,140,197,000            1,071,317,000
                                                            -----------------   ----------------------

Total liabilities and equity                                   $1,728,997,000           $1,673,535,000
                                                            =================   ======================

Healthcare Trust of America, Inc.
Summary Statements of Operations
(Unaudited)
	Three months ended
	March 31,
	2010	2009
Total Revenues:	$45,753,000	$29,816,000
Expenses:
Rental expenses	15,088,000	11,801,000
General and administrative expenses	3,188,000	2,306,000
Asset management fees	—	1,269,000
Acquisition expenses (1)	3,224,000	1,499,000
Depreciation and amortization	17,311,000	13,299,000

Total expenses	38,811,000	30,174,000

Income (loss) before other income (expense)	6,942,000	(358,000)
Other income (expense):	(7,424,000)	(6,442,000)

Net Loss	$(482,000)	$(6,800,000)

Less: Net loss attributable to
noncontrolling interest of limited partners	(64,000)	(70,000)

Net loss attributable to controlling interest	$(546,000)	$(6,870,000)

Net loss per share — basic and diluted	$(0.00)	$(0.08)

Weighted average number of shares outstanding
— basic and diluted	145,335,661	84,672,174

(1)	Prior to 2009, acquisition costs have historically been capitalized; however, beginning in 2009, acquisition costs related to business combinations are expensed.